EXHIBIT 99.1a

NEWS

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IMMEDIATE RELEASE

FORD ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

•	Net income of 94 cents per share, or $2 billion.

•	Earnings from continuing operations of 96 cents per share, excluding special items.

•	Automotive sector pre-tax profit of $1.8 billion. Financial Services sector pre-tax profit of $1.1 billion.

•	Full-year earnings guidance increased to a range of $1.50 to $1.60 per share from continuing operations, excluding special items.

DEARBORN, Mich., April 21 — Ford Motor Company [NYSE: F] today reported net income of 94 cents per share, or $1,952 million, for the first quarter of 2004. This compares with net income of 45 cents per share, or $896 million, in the first quarter of 2003.

Ford’s first-quarter earnings from continuing operations excluding special items were 96 cents per share, or $1,983 million. This result exceeds the First Call consensus estimate of analysts of 44 cents per share.

Ford’s total sales and revenue in the first quarter rose to $44.7 billion from $40.8 billion in the year-ago period.

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“This is the best quarter we have achieved since we began our back-to-basics efforts more than two years ago, and it clearly demonstrates our plan is working and building momentum,” said Bill Ford, chairman and chief executive officer. “As we showed at the New York Auto Show, our product lineup continues to strengthen with new vehicles such as the Ford Escape Hybrid, Ford Mustang and Land Rover LR3/Discovery.”

AUTOMOTIVE SECTOR
On a pre-tax basis, Ford’s worldwide automotive sector reported a profit of $1,806 million during the first quarter of 2004. Excluding special items of $12 million, worldwide automotive profits in the first quarter were $1,818 million, a $1,156 million improvement over the same period a year ago. The special items included $29 million for restructuring in Ford Europe and a $17 million gain related to a prior divestiture.

Worldwide automotive sales for the first quarter rose more than 13 percent, or $4.6 billion, to $38.8 billion. Worldwide vehicle-unit sales in the quarter were 1,788,000, up from 1,704,000 a year ago.

Automotive cash, marketable securities, loaned securities and short-term Voluntary Employee Beneficiary Association (VEBA) assets on March 31, 2004 were $26.5 billion, up from $25.9 billion on December 31, 2003.

THE AMERICAS
For the first quarter, the Americas reported a pre-tax profit of $1,977 million, up $772 million from the same period a year ago.

North America: Ford’s North America automotive pre-tax profit for the first quarter was $1,962 million, up from $1,236 million a year ago. The increase primarily reflected favorable cost performance, improved vehicle mix and favorable net pricing. Sales increased to $23.3 billion from $22.2 billion in the same period a year ago.

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South America: Ford’s South America operations reported a first-quarter pre-tax profit of $15 million, a $46 million improvement from the 2003 first quarter. The improvement primarily reflected improved pricing, favorable mix and higher vehicle volumes. Sales were $650 million, up $320 million from the same period a year ago.

INTERNATIONAL
The 2004 first-quarter pre-tax profit for International was $107 million, excluding special items, compared with a loss of $319 million for the year-ago period, a year-over-year improvement of $426 million.

Ford Europe: Ford Europe’s first-quarter pre-tax profit was $5 million, excluding special items, compared with a pre-tax loss of $247 million during the 2003 period. The improvement primarily reflected favorable cost performance; stronger industry sales, particularly in Turkey; and favorable net pricing, partially offset by unfavorable exchange rates. Ford Europe’s sales in the first quarter were $6.5 billion, compared with $5 billion during the first quarter of 2003.

Premier Automotive Group (PAG): PAG reported a pre-tax profit of $20 million for the first quarter, compared with a pre-tax loss of $88 million for the first quarter of 2003. The improvement primarily reflected lower costs, higher volume and positive net pricing, partially offset by unfavorable exchange rates. First-quarter sales for PAG were $6.8 billion, compared with $5.4 billion a year ago.

Ford Asia-Pacific: During the first quarter of 2004, Ford Asia-Pacific reported a pre-tax profit of $28 million, compared with a pre-tax loss of $25 million in the same period a year ago. The improvement primarily reflected favorable exchange rates and cost reductions. Sales rose to $1.6 billion, compared with $1.3 billion during the first quarter of 2003.

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FORD CREDIT
Ford Motor Credit Company reported net income of $688 million in the first quarter of 2004, up $246 million from earnings of $442 million a year earlier. On a pre-tax basis from continuing operations, Ford Credit earned $1.1 billion in the first quarter, compared with $727 million in the previous year. The increase in earnings primarily reflected improved credit loss performance, higher used vehicle prices and the favorable impact of the present low interest rate environment.

HERTZ
Hertz reported a pre-tax loss of $7 million in the first quarter, compared with a $59 million loss during the same period a year ago. The improvement is primarily due to improved rental car demand, offset partly by unfavorable pricing.

OUTLOOK
“We are very pleased with our first-quarter results across all our automotive and financial services operations,” said Don Leclair, chief financial officer. “Our efforts to improve our quality and our business structure are continuing to pay off, and our strong pipeline of new products gives us continued confidence that we are on the right track.”

For these reasons, Ford is raising its full-year earnings guidance from a range of $1.20 to $1.30 per share to a range of $1.50 to $1.60 per share from continuing operations, excluding special items, which are presently estimated to reduce earnings by about 7 cents per share.

For the second quarter of 2004, Ford expects to earn 30 to 35 cents per share from continuing operations, excluding special items.

Investors and media can hear a review of first quarter results by Don Leclair via conference call at 800-299-7635 (617-786-2901 for international dial-in) or on the Internet at http://www.shareholder.ford.com. Supporting presentation material will be available at the same Internet address. The presentation will begin at 9:00 a.m. EDT, April 21.

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Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With more than 327,000 employees worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Credit, Quality Care and Hertz. Ford Motor Company celebrated its 100th anniversary on June 16, 2003.

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Statements included herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition resulting from currency fluctuations, industry overcapacity or other factors;

•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;

•	lower-than-anticipated market acceptance of new or existing products;

•	work stoppages at key Ford or supplier facilities or other interruptions of supplies;

•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•	worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

•	currency or commodity price fluctuations;

•	a market shift from truck sales in the U.S.;

•	economic difficulties in any significant market;

•	reduced availability of or higher prices for fuel;

•	labor or other constraints on our ability to restructure our business;

•	a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;

•	credit rating downgrades;

•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;

•	higher-than-expected credit losses;

•	lower-than-anticipated residual values for leased vehicles;

•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, acts of war, epidemic diseases or measures taken by governments in response thereto that negatively affect the travel industry; and

•	our inability to implement the Revitalization Plan.

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